                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                            SCHEDULE 14A INFORMATION


PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

 Filed by the Registrant [X ]

 Filed by a Party other than the Registrant [ ]

 CHECK THE APPROPRIATE BOX:

[ ]  Preliminary Proxy Statement        [ ]Confidential, for Use of the Commission Only
                                           (as permitted by Rule 14a-6(e)(2)

[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to _240.14a-11(c) or _240.14a-12


                              GREENLAND CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                         COMMISSION FILE NUMBER: 017833

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ]Fee computed on the table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act rule 0-11. (Set forth the amount on which the filing is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ]  Check box if any part of the fee is offset as provided by Exchange Act
   Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                                   GREENLAND
                                  CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               AND PROXY STATEMENT

To the Shareholders of Greenland Corporation:

     Notice is hereby given that the Annual Meeting of the Shareholders of Greenland Corporation (the "Company") will be held at the Company's offices at 1935 Avenida Del Oro, Suite D, Oceanside, California 92056, on Friday, July 23, 1999 at 10:00 AM, for the following purposes:

     To elect directors for the ensuing year to serve until the next Annual Meeting of Shareholders and until their successors have been elected and qualified. The present Board of Directors of the Company has nominated and recommends FOR election the following six persons:

     Louis T. Montulli              Gene Cross
     Lee Swanson                    George Godwin
     Richard Wray
     Thomas J. Beener

     To adopt and ratify the proposed 1999 Stock Option Plan previously ratified by the Company's Board of Directors.

     To transact such other business as may be properly brought before the Annual Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on May 31, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. A list of such shareholders shall be open to the examination of any shareholder at the Annual Meeting and for a period of ten days prior to the date of the Annual Meeting at the offices of Greenland Corporation.

     Accompanying this Notice is a Proxy. Whether or not you expect to be at the Annual Meeting, please sign and date the enclosed Proxy and return it promptly. If you plan to attend the Annual Meeting and wish to vote your shares personally, you may do so at any time before the Proxy is voted.

     A copy of the Company's Form 10-KSB for the Fiscal Year ended December 31, 1998, filed with the Securities and Exchange Commission, is available to shareholders upon request.

     All shareholders are cordially invited to attend the meeting.

By order of the board of directors

Thomas J. Beener
Secretary

April 30, 1999
Oceanside, California

                                    GREENLAND
                                   CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               AND PROXY STATEMENT

Oceanside, California
April 30, 1999

     The Board of Directors of Greenland Corporation, a Nevada corporation (the "Company" or "Greenland") is soliciting the enclosed Proxy for use at the Annual Meeting of Shareholders of the Company to be held on July 23, 1999 (the "Annual Meeting"), and at any adjournments thereof. The Company intends to mail this Proxy Statement and accompanying proxy card on or about June 4, 1999 to all shareholders entitled to vote at the Annual Meeting.

     Unless contrary instructions are indicated on the Proxy, all shares represented by valid Proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR the election of the six nominees for directors named below, FOR the adoption and ratification of the 1999 Stock Option Plan and FOR the ratification of all all acts by the officers and directors of the Company in the previous year. As to any other business which may properly come before the Annual Meeting and be submitted to a vote of the shareholders, Proxies received by the Board of Directors will be voted in accordance with the best judgment of the holders thereof.

     A Proxy may be revoked by written notice to the Secretary of the Company at any time prior to the Annual Meeting, by executing a later Proxy or by attending the Annual Meeting and voting in person.

     The Company will bear the cost of solicitation of Proxies. In addition to the use of mails, Proxies may be solicited by personal interview, telephone, or telegraph, by officers, directors, and other employees of the Company.

     The Company's mailing address is 1935 Avenida Del Oro, Suite D, Oceanside, California 92056, which is the address of the Company's offices.

                                     VOTING

     Shareholders of record at the close of business on May 31, 1999 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

     As of April 24, 1999 19,736,628 shares of common stock, par value $.001, of the Company ("Common Stock") were outstanding (excluding warrants and options to purchase 2,445,000 shares), representing the only voting securities of the Company. Each share of Common Stock is entitled to one vote.

     Votes cast by Proxy or in person at the Annual Meeting will be counted by the person appointed by the Company to act as Inspector of Election for the Annual Meeting. The Inspector of Election will treat shares represented by Proxies that reflect abstentions or include "broker non-votes" as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions or "broker non-votes" do not constitute a vote FOR or AGAINST any matter and thus will be disregarded in the calculation of "votes cast". Any unmarked Proxies, including those submitted by brokers or nominees, will be voted FOR the nominees of the Board of Directors, as indicated in the accompanying Proxy card.

        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 24, 1999, by (i) each of the Company's named executive officers and directors, (ii) the Company's named executive officers and directors as a group and (iii) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the Company's Common Stock.

     The business address is the same as that of the Company unless otherwise indicated.

     For purposes of this Proxy Statement, beneficial ownership of securities is defined in accordance with the rules of the Securities and Exchange Commission with respect to securities, regardless of any economic interests therein. Except as otherwise indicated, the Company believes that the beneficial owners of the securities listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Unless otherwise indicated, the business address for each of the individuals listed below is the same as that of the Company.


     --------------------------------------------------------------------------------------------
                                                         NUMBER OF SHARES       PERCENT (1)
     OFFICERS AND DIRECTORS                             BENEFICIALLY OWNED  BENEFICIALLY OWNED
     --------------------------------------------------------------------------------------------
     Louis T. Montulli(2)
          CEO, Director                                     3,735,000             17.1%
     Lee Swanson(3)
          CFO, Director                                      585,416               2.6%
     --------------------------------------------------------------------------------------------
     Thomas Beener(4)
          Secretary, Director                                543,583               2.4%
     Richard Wray
           COO, Director                                     155,000                 *
     --------------------------------------------------------------------------------------------
     Gene Cross
           Director                                           90,000                 *
     George Godwin
           Director                                           45,000                 *
     --------------------------------------------------------------------------------------------
     Mike Marcinko                                          1,300,000              6.0%
     Brian Strickel                                         1,300,000              6.0%
      Officers and Directors as a group
     (6 persons)                                            5,153,999             23.2%
     --------------------------------------------------------------------------------------------


     --------------------------------------------------------------------------------------------


         * INDICATES AN AMOUNT LESS THAN 1%.

          (1) Based on 19,736,628 shares of Common Stock outstanding as of April 24, 1999 plus 500,000 options and 1,945,000 warrants now exercisable for a total of 22,181,628 shares fully diluted.

          (2) Including warrants now exercisable to purchase 850,000 shares of Greenland Common Stock at $.20 and 850,000 shares of Greenland Common Stock at $.25.

          (3) Including options now exercisable to purchase 150,000 shares of Greenland Common Stock at $.33

          (4) Including options now exercisable to purchase 150, 000 shares of Greenland Common Stock at $.33 and 150,000 shares of Greenland Common Stock at $.15.


                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

     The Board of Directors of the Company has nominated and recommends FOR election as directors the six persons named below, all of whom are currently serving as directors of the Company. The enclosed Proxy will be voted FOR the persons nominated unless otherwise indicated. If any of the nominees should be unable to serve or should decline to do so, the discretionary authority provided in the Proxy will be exercised by the present Board of Directors to vote for a substitute or substitutes to be designated by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

     Each shareholder may cast one vote for each share held by him multiplied by the number of directors to be elected, but may not cast more votes than the number of shares owned for any candidate and therefore a simple majority of the shares represented and voting will elect all of the directors. The candidates receiving the highest number of votes, up to the number of directors to be elected, will be elected.

     The Proxy may not be voted for more than six persons.

                         INFORMATION REGARDING NOMINEES

     The information set forth below as to each nominee for Director has been furnished to the Company by the respective nominees.

Louis T. Montulli, age 58, has served as Chief Executive Officer and Chairman of the Board since January 1999. Prior to joining the Company Dr. Montullile has been associated with several start-up ventures. He has served in senior positions in the Department of Defense and Department of Energy during the 1970's and was a member of the White House staff from 1981 to 1984. Dr. Montulli has served on the United States Air Force Scientific Advisory Board, the NASA Technical Advisory Board, as well as other government and university boards and panels. From 1993 to 1996, Dr. Montulli served as Senior Vice President of new business development, marketing and advanced systems for Lockheed Martin Corporation where he refocused resources on three commercial and military products resulting in $200 million in new orders the first year. Prior to Lockheed he was Vice President for Boeing Military Airplane Co. where he supervised 4,800 people and hundreds of key projects. Dr. Montulli holds a doctorate in Engineering from the University of California, Los Angeles. He received the Most Distinguished Alumni award in 1987 from the University of Rochester where he received his B.S. in Mechanical Engineering.

Richard Wray, age 64, has served as Chief Operating Officer and Director of the Company since January 1999. Prior to joing the Company Mr. Wray served as CEO and President of two Companies, one a plastics manufacturer and the second, a leasing company. Additionally, for the last six years, Mr. Wray has been a member and/ or partner in several venture capital development firms. His experience includes many successful multi-million dollar fund raises for emerging companies.

Lee Swanson, age 57, has served as Chief Financial Officer and Director of the Company since June 1998. Mr. Swanson is a finance and accounting expert by formal education and a highly capable and successful bankruptcy turn-around expert by experience. For the past ten years, Mr. Swanson has led seven companies successfully through this process. His most recent success was a turn around of Hooked on Phonics. From 1969 to 1989, Mr. Swanson held increasing responsibilities in the aluminum, chemical and steel industries, first as auditor and financial manager and later as manufacturing manager and V.P. for operators of nine facilities. During the 1990's, Mr. Swanson has been President, COO, or CEO of seven companies, leading each from bankruptcy to successful buyout or restructuring.

Thomas Beener, age 49, has served as General Counsel and Secretary of the Company since May 1998 and as a Director since January 1999. Mr. Beener came to Greenland with an extensive background in securities law. He is a Corporate/Securities Attorney with experience in public company counsel work; including corporate, public offerings, private placements and mergers and acquisitions. Mr. Beener founded and for nine years managed a NASD Broker/Dealer firm that funded in excess of $50 million of equity and debt. He has merged several companies and directed and closed initial public offerings and private placements. Mr. Beener served as in-house counsel and corporate secretary to NASDAQ listed energy services company, in-house counsel and corporate secretary to a transportation company and outside general counsel to early stage technology companies in the software and biotech industries.

Gene Cross, age 63, has served as Director of the Company since June 1998. Previously, Mr. Cross was Executive Vice President and Chief Financial Officer of BWIP International, Inc., a large industrial manufacturing company. Mr. Cross has been a consultant to a variety of companies involved in high technology development and manufacturing.

George Godwin, age 63, has served as Director of the Company since June 1998. Mr. Godwin serves as Vice President, Nuclear Business Unit of BWIP International, Inc. a large industrial manufacturing company. Mr. Godwin formerly held the positions of General Manager and Regional Sales Manager of a BWIP division serving the utility industry. Mr. Godwin holds a degree in industrial engineering from Tennessee Tech and has also extended management studies at UCLA and the University of Michigan.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors recommends that shareholders vote FOR the slate of nominees set forth above. Proxies solicited by the Board of Directors will be so voted unless shareholders specify otherwise on the accompanying Proxy.

                             EXECUTIVE COMPENSATION

     The following table sets forth, for the fiscal years ended December 31, 1997 and December 31, 1998 the compensation awarded or paid to, or earned by the Company's executive officers for services rendered to the Company.


            ---------------------------------------------------------------------------------------
            NAME AND POSITION                           YEAR     SALARY      OTHER        TOTAL
            ---------------------------------------------------------------------------------------
            Lee Swanson, Director                      1998     $24,248    $80,000(1)  $104,248
            Chief  Executive Officer                   1997           -          -            -
            ---------------------------------------------------------------------------------------
            Thomas Beener,                             1998     $15,553    $80,000(1)  $ 95,553
            Secretary and Director                     1997           -          -            -
            ---------------------------------------------------------------------------------------

     (1) Compensation paid in the form of shares of Common Stock of the Company.

Mr. Swanson and Mr. Beener joined the Company in June and April of 1998, respectively and accordingly, compensation as related to prior years is not applicable. During 1998 and through 1999, each of the officers and directors have received either part or all of their compensation in the form of Common Stock of the Company in order to ease the burden on the Company's cash position. It is anticipated that said practice will continue until such time as the Company's cash position improves.

The Company has established annual salaries of $144,000 for its executive officers; Louis T. Montulli, Lee Swanson, Thomas Beener and Richard Wray for fiscal 1999.

                                   PROPOSAL 2
                       APPROVAL OF 1999 STOCK OPTION PLAN

         At the Company's 1997 Annual Meeting the shareholders approved the 1997 Stock Option Plan that provided for 5,000,000 shares of Common Stock. In July, 1998 the Company effected a 1-10 reverse stock split thereby reducing the number of shares in the 1997 Stock Option Plan to 500,000.

         The Board of Directors has determined that the 1997 Stock Option Plan is not adequate to meet the needs of the Company and the Company may have difficulty retaining key personnel unless a stock option plan suitable to the Company's present and future needs is adopted. Accordingly, the Board of Directors cancelled the 1997 Stock Option Plan and adopted the Company's 1999 Stock Option Plan (the "1999 Plan"), subject to shareholder approval. The Board of Directors recommends FOR the approval of the 1999 Plan. The enclosed proxy will be voted FOR approval of the 1999 Plan unless otherwise indicated. The affirmative votes of the holders of a majority of the shares in person or represented by proxy and entitled to vote is necessary to approve Proposal 2.

A general description of the basic features of the 1999 Plan is summarized below. The summary is qualified in its entirety by the full text of the 1999 Plan, a copy of which may be obtained from the Company at the address set forth at the beginning of this proxy statement.

GENERAL

         The 1999 Plan provides for the grant of both incentive and nonstatutory stock options. Incentive stock options granted under the 1999 Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Nonstatutory stock options granted under the 1999 Plan are intended not to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of incentive and nonstatutory stock options.

PURPOSE

         The 1999 Plan is intended to provide a means by which selected officers, directors and employees of, and consultants to, the Company and its affiliates may be given an opportunity to purchase stock in the Company, to assist in retaining the services of such persons holding key positions, to secure persons to exert maximum efforts for the success of the Company. All of the Company's employees and consultants are eligible to participate in the 1999 Plan.

ADMINISTRATION

         The 1999 Plan is administered by the Board of Directors of the Company unless the Board delegates authority to a committee. The Board has the authority to select the persons to whom rights under the 1999 Plan will be granted (a "Stock Award"), to determine whether a Stock Award will be an incentive stock option (within the meaning of Section 422 of the Code), or a nonqualified stock option, a stock bonus, a right to purchase restricted stock, or a combination of the foregoing, to specify the type of consideration, if any, to be paid to the Company upon exercise of a Stock Award and to determine the time or times when a person will be permitted to purchase or receive stock pursuant to a Stock Award. The Board is authorized to delegate administration of the 1999 Plan to a committee or committees composed of members of the Board.

ELIGIBILITY

          Subject to certain limitations, under the 1999 Plan, as amended, incentive stock options may be granted only to employees of the Company, while Stock Awards other than incentive stock options may be granted to employees and directors of, and consultants to, the Company.

         No incentive stock option may be granted under the 1999 Plan to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of the grant. To the extent that the aggregate fair market value (determined at the time of grant) of stock with respect to which incentive stock options are exercisable for the first time by any holder of such options during any calendar year under all plans of the Company and its affiliates exceeds $100,000, the options or portions thereof which exceed such limit shall be treated as nonstatutory stock options, according to the order in which they were granted.

STOCK SUBJECT TO THE 1999 PLAN

          The 1999 Plan authorizes eight million (8,000,000) shares of Common Stock to be issued. If options granted under the 1999 Plan expire or otherwise terminate without being exercised, the Common Stock not purchased pursuant to such options again becomes available for issuance under the 1999 Plan.

TERMS OF OPTIONS

         The following is a description of the permissible terms of options granted under the 1999 Plan. individual option grants may be more restrictive as to any or all of the permissible terms described below.

         EXERCISE PRICE, PAYMENT. The exercise price of incentive stock options under the 1999 Plan may not be less than the fair market value of the Common Stock subject to the option on the date of the option grant and, in some cases (see: "Eligibility" above), may not be less than 110% of such fair market value-The exercise price of nonstatutory stock options under the 1999 Plan may not be less than 85% of the fair market value of the Common Stock subject to the option on the date of the option grant (except with respect to options assumed or substituted under the Code).

          The exercise price of options granted under the 1999 Plan may be paid (i) in cash at the time the option is exercised (ii) at the discretion of the Board, by delivery of other common stock of the Company, or pursuant to a promissory note (iii) pursuant to a "net exercise" or cashless exercise feature or (iv) in any other form of legal consideration acceptable to the Board or as specified in the 1999 Plan.

         OPTION EXERCISE, Options granted under the 1999 Plan may become exercisable ("vest") as determined by the Board. The Board has the power to accelerate the time, during which an option may be exercised,

         To the extent provided by the terms of an option, an optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the optionee by delivering already-owned stock of the Company or by a combination of these means.

         TERM, The maximum term of options under the 1999 Plan is 10 years, except that in certain cases (See "Eligibility"), the maximum term is five years. Upon termination of the optionees' employment relationship with the Company, whether by death, disability or termination of employment, as defined in the 1999 Plan, options under the 1999 Plan terminate upon the earlier of (i) such period of time as is determined by the Board or (ii) the expiration of the term of the option as set forth in the option agreement. The option term may also be extended in the event that exercise of the option within these periods is prohibited for specified reasons. Generally, outstanding options under the 1999 Plan terminate 90 days after termination of the optionee's employment or relationship as a consultant or director of the Company or any affiliate of the Company, except for cause, unless (a) such termination is due to such person's disability, in which case options may be exercised at any time within one year of such termination-, (b) the optionee dies while employed by or serving as a consultant or director of the Company or any affiliate of the Company, in which case the option may be exercised (to the extent the option was exercisable at the time of the optionee's death) within one year of the optionee's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution. Individual options by their terms may provide for exercise within a longer period of time following termination of employment or the consulting relationship.

DURATION,  AMENDMENT AND TERMINATION

         The Board may suspend or terminate the 1999 Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the 1999 Plan will terminate in July 2009.

         The Board may also amend the 1999 Plan at any time and from time to time. However, under the 1999 Plan, no amendment will be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary for the 1999 Plan to satisfy the requirements of Section 422 of The Code (including an increase in the number OF shares reserved for issuance under the 1999 Plan) or other legal requirements. The Board may submit any other amendment to the 1999 Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

RESTRICTIONS ON TRANSFER

         Under the 1999 Plan, an incentive stock option shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the person to whom the incentive stock option is granted only by such person. Nonstatutory stock options granted under the 1999 Plan may, but need not, include provisions allowing for the transfer of such options.

FEDERAL INCOME TAX INFORMATION

         INCENTIVE STOCK Options. Incentive stock options under the 1999 Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

         There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee's alternative minimum tax liability, if any.

         If an optionee holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be long-tem capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (i) the excess of the stocks fair market value on the date of exercise over the exercise price, or
(ii) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending an whether the stock was held for more than one year.

         To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year IN which the disqualifying disposition occurs.

         NONSTATUTORY STOCK OPTIONS. Nonstatutory stock options granted under the 1999 Plan generally have the following federal income tax consequences;

         There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the due of exercise over the option exercise price. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize is capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option.

         POTENTIAL LIMITATION On COMPANY DEDUCTIONS. As part of the Omnibus -Budget Reconciliation Act of 1993, Congress amended the Code to add Section 162(m), which denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to, awards granted in the future under the 1999 Plan when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

         The Board of Directors has adopted and approved Proposal 2, subject to the requisite approval by the Company's Stockholders. The affirmative vote of the holders of a majority of the shares in person or represented by proxy and entitled to vote is required to approve the Proposal. The Board of Directors of the Company has considered the Proposal and recommends that the Company's Stockholders approve the Proposal as set forth in this information statement.

                              CERTAIN TRANSACTIONS

         In September 1998, prior to his acceptance of the positions of Chief Executive Officer and Chairman of the Board of the Company, Louis T. Montulli entered into a Memorandum of Understanding whereby he provided funding to the Company. In April 1999, the Company and Mr. Montulli executed a Definitive Agreement setting forth the terms of the arrangement. Pursuant to the terms of the Definitive Agreement. Mr. Montulli purchased an asset of the Company for $150,000 and the assumption of $125,000 of debt. The asset is the Shares of Preferred Convertible Stock of Golden Age Homes, Inc ("GAHI")("GAHI Shares "). The GAHI Shares are convertible into $1,500,000 Dollars of Common Stock of GAHI. Accordingly, the Company reflects the GAHI Shares on its balance sheet at $1,500,000 however, there can be no assurance that the GAHI Shares, after conversion to Shares of Common Stock of GAHI, assuming said conversion was granted, would have or would continue to have a value equal to or greater than the $1,500,000. Prior to entering into the agreement with Mr. Montulli, the Company solicited offers from non-affiliates and Mr. Montulli's offer was the most favorable to the Company.

          The Company has entered into indemnification agreements with each of its executive officers and directors providing that the Company will indemnify its executive officers and directors to the fullest extent permitted by law.

                                  OTHER MATTERS

     The Board of Directors does not know of any matter to be presented at the Annual Meeting which is not listed on the Notice of Annual Meeting and discussed above. If other matters should properly come before the meeting however, the persons names in the accompanying Proxy will vote all Proxies in accordance with their best judgment.

                  STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Stockholder proposals intended to be presented at the 1999 Annual Meeting (the meeting to be held following the end of fiscal year 1998) must be received on or before July 3, 1999 by the Company at its office address set forth on the first page of this proxy statement, and all the other conditions of Rule 14a-8 under the Securities Exchange Act of 1934 must be satisfied, for such proposals to be included in Greenland Corporation's proxy statement and form of proxy relating to that meeting.

                   SELECTED HISTORICAL COMBINED FINANCIAL DATA


        YEAR ENDED DECEMBER 31,                                   1998                 1997
        ------------------------------------------------------------------------------------
                                                               Audited              Audited

        Gross revenues                                      $   15,683             $ 26,381
        Operating earnings (loss)                           (2,695,138)          (1,888,768)
        Other income (loss)                                    627,025             (225,728)
        Net earnings (loss)                                 (3,322,163)          (1,663,040)
        Loss per common share                                    (0.46)               (0.08)
                                                           -----------          -----------
        Shares outstanding (weighted average)                7,202,050           20,270,173

        At Year End

        Current assets                                          99,250              153,114
        Properties, net of depreciation                         24,600                  -0-
        Other assets                                         6,213,392            4,256,204
                                                           -----------          -----------
        Total assets                                         6,337,242           4,409,3186
                                                           -----------          -----------

        Current liabilities                                    556,672              213,010
        Long-term debt                                             -0-              600,000
                                                           -----------          -----------
        Total liabilities                                      556,672              813,010
                                                           -----------          -----------

        Common stock, $.001 par value                           12,708               27,097
        Paid-in capital                                     12,652,183            7,131,369
        Retained deficit                                    (6,884,321)          (3,562,158)
                                                           -----------          -----------
        Shareholders' equity                                 5,780,570            3,596,308
                                                           -----------          -----------

        Common shares outstanding at 12/31                  12,708,331           27,032,787

        ------------------------------------------------------------------------------------



     The Company's Form 10-KSB for the fiscal year ended December 31, 1998 was filed with the Securities and Exchange Commission in April 14, 1999. Additional information is available to beneficial owners of Common Stock of the Company on the record date for the Annual Meeting of Shareholders.

     A copy of the Company's Form 10-KSB will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a shareholder of the Company at such date. Requests should be directed to the Director of Shareholder relations.

          ALL SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, AND RETURN THE
                  ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.

BY ORDER OF THE BOARD OF DIRECTORS

Thomas J. Beener
Secretary